Exhibit 5.1

January 24, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Ameris Bancorp (f/k/a ABC Bancorp)
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp (f/k/a ABC Bancorp), a Georgia corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 1,020,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share, issuable pursuant to the ABC Bancorp 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “Plan”).

The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K. Such opinion is given solely for the benefit of the Commission and may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

In giving the opinion hereinafter set forth, we have examined and relied upon, among other things, the following: (i) the Plan; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws, as amended; and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials. We have also made such investigations of law as we have deemed appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

Securities and Exchange Commission

January 24, 2006

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rogers & Hardin
ROGERS & HARDIN